                                                                    Exhibit 11.1


                         INTERNATIONAL COAL GROUP, INC.
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               Period
                                                         October 1, 2004 to      For the three month period
      BASIC EARNINGS PER SHARE                           December 31, 2004       ended March 31, 2005
----------------------------------------------------   -----------------------   --------------------------
Net Income Available to common stockholders                   $      4,249               $     10,857
Average Shares of Common Stock                                 106,605,999                106,605,599
Basic Earnings Per Share                                      $   0.039857               $   0.101842



            DILUTED EARNINGS PER SHARE
----------------------------------------------------

Net Income Available to common stockholders                   $      4,249               $     10,857
Average Shares of Common Stock and Other Potentially
  Dilutive Securities Outstanding
Common Stock                                                   106,605,999                106,605,599
Stock Options

     Total                                                     106,605,999                106,605,599

Diluted Earnings Per Share                                    $   0.039857               $   0.101842